Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact:
Roger Hendriksen
Director, Investor Relations
(804) 788-1824

MASSEY ENERGYACCELERATES EXPANSION, UPDATES GUIDANCE:
MANAGEMENT TO PRESENT AT HOWARD WEIL ENERGY CONFERENCE

Richmond, Virginia, April 4, 2008 - Massey Energy Company (NYSE: MEE) today announced that its Board of Directors has approved an additional $90 million in capital spending for 2008 to accelerate the Company’s expansion projects.  With the increased funding, Massey now expects to invest approximately $310 million to expand its coal mining operations in Central Appalachia this year.  Combined with normal capital spending for maintenance and replenishment, total capital expenditures are expected to approximate $550 million.  Substantially all of the Company’s capital expenditures are planned to be funded by cash generated from operations.

“Our expansion projects are continuing on our original schedule,” stated Don L. Blankenship, Massey’s Chairman and Chief Executive Officer.  “In this strong coal market, we are doing all we can to optimize shareholder value in both the near and longer term.  By making these additional investments and accelerating the expansion, we expect to realize very favorable returns.”

Blankenship also noted that accelerating the expansion projects, particularly in metallurgical coal mines, will give Massey an opportunity to improve expected average price realizations in each of the next three years.  “We now expect our average price realization to be in the range of $61.00 to $63.00 per ton in 2008,” he stated.  “The extremely strong metallurgical coal market is the primary driver of our average price increase and is putting us on a path for another record-breaking year.”

The Company also provided other updated estimates for 2008 and future years as follows:

	2008		2009		2010
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	41.5 to 43.0	41.5 to 43.0	44 to 46	46 to 48	48	50
Average Price/Ton	$54 to $56	$61 to $63	$57 to $59	$65 to $74	$64 to $66	$75 to $87
Cash Cost/Ton	$43 to $45	$45 to $47.50	--	--	--	--
CAPEX (approx)	$460	$550	$460	--	--	--
Other Income	$30 to $100	$20 to $100	--	--	--	--

So far in 2008, Massey has expanded production operations with the opening or re-activation of several mines.  Following are progress updates on previously announced projects:

▪
The new Inman Coal resource group began operations with one new mine on February 15, 2008.  The start of production was originally scheduled for late 2008.  Inman Coal controls a 52 million ton coal reserve with products suitable for steam and metallurgical markets.

▪	The Marfork resource group has opened one new mine and re-activated two existing mines, all in metallurgical coal seams. Production was originally scheduled to begin at these mines in late 2008.

▪
The major expansion at the Company’s Mammoth resource group is nearing completion. One new mine is currently active and another new mine in this group will open shortly.  The new belt line is on schedule for an early fall 2008 completion and the new load out facility on the Norfolk Southern rail system is completed and operating.  With this expansion, Mammoth can ship high quality steam and mid-quality metallurgical coal by rail or river barge, supplying a wide variety of customers and markets.

▪	The Guyandotte resource group began production of low vol metallurgical coal early in the first quarter of 2008.

▪	At the Logan County resource group, the change from longwall mining to room and pillar continuous miner sections at the Aracoma mine has now been completed.

▪
At its surface mining operations, Massey has started production at the new Empire mine, which is part of the Republic resource group and re-activated its South Surface mine in the Logan County resource group in the fourth quarter of 2007.

In addition to previously announced projects, the Company has added several new expansion initiatives.  Following is a progress update on new projects that had not been previously announced:

▪	The Company’s Elk Run resource group has re-activated an existing mine in a 7 foot Coalburg seam, which will provide low-cost, high quality product for the thermal coal market.

▪
A new surface mining operation has been added at the Knox Creek resource group near Richlands, VA, which includes a highwall mining system and produces metallurgical quality coal. The surface mine at the Black Castle resource group has also added a new highwall mining system.

▪	Construction is under way on a new mine at the Logan County resource group in Logan County, WV, which is projected to produce about 300,000 tons of metallurgical coal annually.

In the first quarter, Massey operations produced 9.9 million tons and shipped 9.6 million tons, which were approximately 0.6 million tons and 0.3 million tons less than first quarter 2007, respectively.  The first quarter produced and shipped volumes were as expected in light of the rehabilitation and relocation of the electric shovel and the longwalls as previously announced.   First quarter average produced coal revenue is projected to be $55.50 to $56.00 per ton, average operating cash cost to be $45.00 to $46.00 per ton, and other income is projected to be $20 million.    These amounts are considered estimates and are subject to change as the Company proceeds through its first quarter financial closing and review procedures.  Estimates for total production and total shipments for 2008 have not changed.  Increased production as a result of the operations expansion will begin to be evident in the second quarter.  The Company expects to release its first quarter earnings on April 24, 2008 after market close.

Blankenship, Massey’s Chairman and CEO and Baxter Phillips, Executive Vice President of Massey, will discuss the Company’s expansion projects and outlook with investors at the Howard Weil Energy Conference in New Orleans, LA on Monday, April 7, 2008.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

NON-GAAP MEASURES:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold.  Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

“Other income” is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe”, “anticipate”, “expects”. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “will,” “project,” and similar statements that are subject to risks. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation;  failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs;  the Company’s ability to timely obtain necessary supplies and equipment;  the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com.